Exhibit 99.1

Media inquiries:

Robert Minicucci

Warner Communications

robert@warnerpr.com

603-488-5856

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

aclegg@nighthawkrad.net

866-402-4295 or 208-292-2818

Previously Disclosed Changes in Board Composition of NightHawk Radiology

Holdings, Inc. Prompt Notice of Noncompliance from the Nasdaq Global Market

Coeur d’Alene, Idaho, March 12, 2008 – As previously disclosed in its Form 8-K filed on February 28, 2008, NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK) announced that Ernest G. Ludy has resigned from his position as a member of the company’s Board of Directors for personal reasons. As a result of such departure, and as previously disclosed, the company does not comply with Nasdaq Marketplace Rule 4350(d)(2) - which requires the company’s Audit Committee to be comprised of at least three independent directors. After Mr. Ludy’s resignation, the company’s audit committee is now comprised of two independent directors.

On March 7, 2008, the Nasdaq Global Market delivered a letter to the company confirming the company’s non-compliance with Nasdaq Marketplace Rule 4350(d)(2) and informing the company that it has until August 20, 2008 to regain compliance with this standard.

The company intends to timely comply with Nasdaq’s request and to regain compliance as soon as practicable.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week to nearly 1,500 sites, representing approximately 26% of all hospitals in the United States. For more information, visit www.nighthawkrad.net.

“NHWKF”